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                                                                     Exhibit 3.2
                     DESIGNATION OF RIGHTS AND PREFERENCES
                                       OF
                  SERIES C VOTING CONVERTIBLE PREFERRED STOCK
                                       OF
                     PACIFIC AEROSPACE & ELECTRONICS, INC.



1. Designation. The Series C Convertible Preferred Stock of Pacific Aerospace & Electronics, Inc. (the "Corporation") shall consist of 3,000 shares, par value $0.001 per share, and shall be designated the "Series C Voting Convertible Preferred Stock" (the "Series C Stock"). The Series C Stock will rank senior in right of payment to all other classes or series of capital stock of the Corporation, including the common stock (the "Common Stock") and all other series of preferred stock of the Corporation as to dividends and upon liquidation, dissolution or winding up of the Corporation.

2. Dividends. (a) The holders of issued and outstanding Series C Stock shall be entitled to receive, out of any funds and assets of the Corporation legally available therefor, cumulative preferential dividends accruing at the rate of ten percent (10%) of the Liquidation Preference (as defined below) thereof per share per annum (the "Dividend Rate"), payable only in shares of Series C Stock (in lieu of cash) (valued for this purpose at the Liquidation Preference). Such cumulative preferential dividends shall be payable prior and in preference to the payment of any dividend or other distribution on all other classes or series of capital stock of the Corporation, including, without limitation, the Corporation's Common Stock. In the event that the Automatic Conversion Date (as defined below) is not on or prior to June 1, 2002, such Dividend Rate will increase, from and after June 1, 2002, to the rate of fourteen percent (14%) of the Liquidation Preference per share per annum. Such dividends shall accrue on each share of Series C Stock from the date of issuance and shall accrue from day-to-day until paid, whether earned or declared.

        (b)    Notwithstanding the foregoing paragraph:

               (i) no dividend may be declared or paid on shares of Common Stock or any other shares of capital stock of the Corporation prior to the payment of any accrued dividends on the Series C Stock, except upon any capital stock which has been granted priority dividend rights pursuant to the affirmative written approval or consent of the holders of not less than two-thirds of the then issued and outstanding shares of Series C Stock;

               (ii) no dividend may be declared or paid on shares of capital stock of the Corporation (other than the Series C Stock) if the net assets of the Corporation thereafter would be insufficient to make the liquidation payment described in
                      Section 3(a) on all outstanding shares of Series C Stock; and

                      (iii) if the Board of Directors declares a dividend payable on the outstanding shares of Common Stock or any series of preferred stock (other than


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                      Series C Stock), other than a dividend payable in shares
                      of Common Stock or shares of capital stock ranking, as to dividends, liquidations and otherwise, junior to the Series C Stock, the holders of Series C Stock shall be entitled to a dividend per share of Series C Stock that would be payable on that number of shares of Common Stock contemplated to be received by the holders upon the Automatic Conversion of Series C Stock as set forth in
                      Section 5 (without requiring such conversion) (as of the record date for the determination of holders of Common Stock entitled to receive such dividend) in addition to any dividend which may be declared and payable on the Series C Stock.

3.      Liquidation, Dissolution, or Winding Up.

        (a)    Treatment at Liquidation, Dissolution, or Winding Up.

               (i) In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of Series C Stock shall be entitled to be paid, before any sums are paid or any assets distributed among the holders of the shares of the Common Stock or any other junior series or class of preferred stock, out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, an amount (the "Liquidation Preference") equal to the greater of (i) forty five thousand dollars ($45,000) (plus any declared but unpaid dividends) per share of Series C Stock (which amount shall be subject to proportionate adjustment on any stock split, combination, reclassification, or other similar event involving the Series C Stock) or (ii) the amount the holders of the Series C Stock would be entitled to receive as if all of the Series C Stock were converted into that number of shares of Common Stock contemplated to be received by the holders upon the Automatic Conversion of Series C Stock as set forth in Section 5 hereof (without requiring such conversion) immediately before such liquidation, dissolution or winding up of the Corporation.

               (ii) If the assets of the Corporation are insufficient to permit payment in full to the holders of Series C Stock as provided in this subsection (a), then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Series C Stock. After payment is made in full to the holders of Series C Stock, or funds needed for such payments shall have been set aside by the Corporation in trust for the account of holders of Series C Stock so as to be available for such payments, all remaining assets available for distribution to shareholders shall be distributed ratably solely among holders of shares of other classes of capital stock.

        (b)    Consolidations, Mergers, and Sales of Assets.




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               (i)    At least 20 days before the consolidation or merger of the
                      Corporation into or with another as a result of which the holders of more than 50% of the shares of Common Stock receive cash, securities of another entity, or other property in exchange for their shares, or a sale of all or substantially all of the assets of the Corporation, the Corporation shall notify the holders of Series C Stock thereof in writing, and the closing of such event shall be regarded as a liquidation, dissolution, or winding up of the affairs of the Corporation within the meaning of
                      Section 3(a); provided, however, that for 20 days after the date of such notice, each holder of Series C Stock shall have the right, exercisable by written notice to the Corporation, to elect the benefits of Section 3(b)(ii) hereof in lieu of receiving payment in liquidation, dissolution, or winding up of the Corporation pursuant to this Section 3(b)(i).

               (ii) As part of any consolidation, merger, or sale of assets described in Section 3(b)(i), provision shall be made so that each holder of Series C Stock shall be entitled to elect to receive in such transaction for or in respect of the Series C Stock held by such holder, the number of shares of stock or other securities or property to which such holder would have been entitled if such holder had converted its shares of Series C Stock into the number of shares of the Corporation's Common Stock contemplated to be received by such holder upon the Automatic Conversion as set forth in Section 5 hereof (without requiring such conversion) immediately before the closing of such consolidation, merger, or sale of assets.

        (c) Distribution Other Than Cash. If the distribution provided for in this Section 3 is to be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

4. Voting Rights. The Series C Stock shall vote with the Corporation's Common Stock, together as a class, on all matters on which the Common Stock is entitled to vote and each share of Series C Stock shall have that number of votes equal to the number of shares of Common Stock into which such share of Series C Stock would be convertible upon the Automatic Conversion, as set forth in Section 5 hereof (without requiring such conversion). The holders of the Series C Stock then outstanding shall be entitled, voting together as a class, to elect all five (5) directors of the Corporation at each election of directors. The Series C Stock shall not be entitled to vote separately as a class except as otherwise provided herein or required by Washington law. In the event voting as a separate voting group by the holders of the Series C Stock is expressly required by Washington law, any vote by the holders of Series C Stock as a separate voting group shall be effective if approved by a majority of the outstanding shares of Series C Stock at a meeting or by written consent.




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5.      Automatic Conversion.

        (a) The holders of shares of Series C Stock shall have the following rights with respect to the conversion of shares of Series C Stock into shares of Common Stock ("Conversion Rights"):

                      (i) On the date (the "Automatic Conversion Date") upon which an amendment to the Corporation's Articles of Incorporation increasing the number of authorized shares of Common Stock of the Corporation to at least 6,000,000,000 shares becomes effective, each share of then-unconverted Series C Stock (and all accrued dividends thereon) shall automatically convert (the "Automatic Conversion") into fully paid and nonassessable shares of Common Stock at a conversion price (the "Automatic Conversion Price") equal to $.008900664 without any action on the part of the holder by dividing the Liquidation Preference by the Automatic Conversion Price then in effect, and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that in the event the Series C Stock converts into a number of shares of Common Stock which in the aggregate, when added to the number of shares of Common Stock issued pursuant to an exchange transaction of the Company consummated on March 19, 2002 (in an amount of approximately 51,419,101 shares) (the "Exchange Shares"), would exceed 97.5% of the shares of the Company's Common Stock on a fully-diluted, "as converted" basis, the Automatic Conversion Price shall be re-adjusted so that the aggregate number of shares of Common Stock issuable upon the Automatic Conversion shall equal in the aggregate, when added to the Exchange Shares, 97.5% of the Company's Common Stock on a fully-diluted, "as converted" basis.

                      (ii) The Automatic Conversion Price shall be adjusted from time to time in accordance with and subject to the provisions set forth in Section 5(b) below.

        (b) Such Automatic Conversion Price shall be subject to adjustment from time to time as hereinafter provided in this Section 5(b).

               (i) Automatic Conversion Price Adjustment Formulas. If, at any time and from time to time after the date of original issuance of the Series C Stock, the Corporation shall issue or sell any share of Common Stock (excluding any grant, issuance or sale described in Section 5(b)(vii)) for a consideration per share which is less than the Automatic Conversion Price in effect at the time of such issue or sale, then in each such case (except when a different method of adjusting the Automatic Conversion Price is provided in Section 5(b)(ii), 5(b)(iii) or 5(b)(v)), the Automatic Conversion Price shall be forthwith changed (but only, except as otherwise provided in Section 5(b)(ii)(C), if a reduction to the Automatic Conversion Price would result) to the price (calculated to the nearest one/one-hundredth of a cent) determined by dividing (A) an amount equal to the sum of (x) the number of shares of Common Stock outstanding and deemed (in accordance with Section 5(b)(ii)) to be outstanding immediately prior to such issue or sale, multiplied by the then effective




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                      Automatic Conversion Price, plus (y) the total
                      consideration, if any, received and deemed (in accordance with Section 5(b)(ii)) received by the Corporation upon such issue or sale, by (B) the total number of shares of Common Stock outstanding and deemed (in accordance with Section 5(b)(ii)) outstanding immediately after such issue or sale. No adjustment of the Automatic Conversion Price, however, shall be made in an amount less than one/one-hundredth of a cent per share, but any such lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which together with any subsequent adjustments so carried forward shall amount to one/one-hundredth of a cent per share or more.

               (ii) Constructive Issuances of Common Stock; Convertible Securities; Rights and Options. For purposes of Section 5(b)(i), the following provisions shall also be applicable:

                      (A) If at any time the Corporation shall in any manner grant any rights or options (except for the grant of any rights or options referred to in Section 5(b)(vii)) to subscribe for or to purchase Common Stock or any stock or securities convertible into or exchangeable or exercisable for shares of Common Stock (such convertible, exchangeable or exercisable stock or securities being hereinafter called "Convertible Securities"), whether or not such rights or options or the right to convert, exchange or exercise any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion, exchange or exercise of such Convertible Securities (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion, exchange or exercise thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion, exchange or exercise of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the Automatic Conversion Price in effect as of the time of granting such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion, exchange or exercise of the total maximum amount of such Convertible Securities issuable upon the exercise of such rights or options shall (on and after the date of the granting of such rights or options) be




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

                             deemed to be outstanding and to have been issued for such price per share. Except as provided in clause (C) below, no further adjustments of the Automatic Conversion Price shall be made upon the actual issue of shares of Common Stock or Convertible Securities upon exercise of such rights or options or upon the actual issue of shares of Common Stock upon conversion, exchange or exercise of such Convertible Securities.

                      (B) If at any time the Corporation shall in any manner issue or sell any Convertible Securities (other than any Convertible Securities referred to in
                             Section 5(b)(vii)), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion, exchange or exercise (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion, exchange or exercise thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion, exchange or exercise of all such Convertible Securities) shall be less than the Automatic Conversion Price in effect as of the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion, exchange or exercise of all such Convertible Securities shall (on and after the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided, that, except as otherwise specified in clause (C) below, (x) no further adjustments of the Automatic Conversion Price shall be made upon the actual issue of Common Stock upon conversion, exchange or exercise of such Convertible Securities, and (y) if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Automatic Conversion Price have been or are to be made pursuant to other provisions of this Section 5(b)(ii)), no further adjustment of the Automatic Conversion Price shall be made by reason of such issue or sale.

                      (C) If the exercise price provided for in any right or option referred to in clause (A) of this Section 5(b)(ii), or the rate at which any Convertible Securities referred to in clauses (A) and (B) of this Section 5(b)(ii) are convertible into or exchangeable for Common Stock, shall change or a different exercise price or rate shall become effective at any time or from time to time (other than under or by reason of provisions designed to protect against dilution) then, upon such change becoming effective, the




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                             Automatic Conversion Price then in effect hereunder
                             shall forthwith be increased or decreased to such Automatic Conversion Price as would have been obtained had the adjustments made and required to be made under this Section 5(b)(ii) upon the issuance of such rights or options or Convertible Securities been made upon the basis of (and the total consideration received therefor) (x) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exercise of such options or rights or upon the conversion, exchange or exercise of such Convertible
                             Securities, (y) the issuance of all of Common Stock and all other rights, options and Convertible Securities issued after the issuance of such rights, options or Convertible Securities, and (z) the original issuance at the time of such change of any such options, rights and Convertible Securities then still outstanding. On the expiration of any such option or right or the termination of any such right to convert, exchange or exercise such Convertible Securities, the Automatic Conversion Price then in effect hereunder shall forthwith be increased or decreased to such Automatic Conversion Price as would have obtained (x) had the adjustments made upon the issuance of such rights or options or such Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock theretofore actually delivered (and the total consideration received therefor) upon the exercise of such rights or options or upon the conversion, exchange or exercise of such Convertible Securities, and (y) had adjustments been made on the basis of the Automatic Conversion Price as adjusted under the immediately preceding clause (x) for all issues or sales of Common Stock or rights, options or Convertible Securities made after the issuance of such rights or options or such Convertible Securities. If the exercise price provided for in any right or option referred to in clause (A) of this Section 5(b)(ii), or the rate at which any Convertible Securities referred to in clauses (A) and (B) of this Section 5(b)(ii) are convertible into or exchangeable for shares of Common Stock, shall decrease at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in the case of the delivery of shares of Common Stock upon the exercise of any such right or option or upon conversion, exchange or exercise of any such Convertible Securities, the Automatic Conversion Price then in effect hereunder shall forthwith be decreased to such Automatic Conversion Price as would have obtained had the adjustments made upon issuance of such right or option or such Convertible Securities been made upon the basis of the issuance of (and the total consideration received for) the shares of Common Stock delivered as aforesaid.




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                      (D)    If at any time any shares of Common Stock or
                             Convertible Securities or any rights or options to purchase any shares of Common Stock or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount paid to the Corporation therefor without deduction therefrom of any expenses incurred or any underwriting commissions, concessions or discounts, or finders' fees or brokerage commissions, paid or allowed by the Corporation in connection therewith, except to the extent paid to any officer or director of the Corporation or any affiliate of any such officer or director. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any shares of Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash payable to the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith, except to the extent paid to any officer or director of the Corporation or any affiliate of any such officer or director. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any share of Common Stock or Convertible Securities shall be issued in connection with any merger of another corporation into the Corporation, the amount of consideration therefor shall be deemed to be the fair value as determined in good faith by the Board of Directors of the Corporation of such portion of the assets of such merged corporation as such Board shall determine to be attributable to such shares of Common Stock, Convertible Securities, rights or options, as the case may be.

                      (E) If at any time the Corporation shall take a record of the holders of Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in shares of Common Stock or in Convertible Securities, or (y) to subscribe for or purchase shares of Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               (iii) Stock Dividends. If at any time the Corporation shall declare a dividend or any other distribution upon any capital stock of the Corporation which is payable in shares of Common Stock, then the Automatic Conversion Price in effect immediately prior to the declaration of such dividend or




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                      distribution shall be reduced to the quotient obtained by
                      dividing (A) the product of (x) the number of shares of Common Stock outstanding and deemed (in accordance with Section 5(b)(ii)) to be outstanding immediately prior to such declaration, multiplied by (y) the then effective Automatic Conversion Price, by (B) the total number of shares of Common Stock outstanding and deemed (in accordance with Section 5(b)(ii)) to be outstanding immediately after such declaration. For purposes of clarification, all shares of Common Stock and all Convertible Securities issuable in payment of any dividend or other distribution upon the capital stock of the Corporation shall be deemed after such declaration to have been issued and sold without consideration.

               (iv) Extraordinary Dividends and Distributions. If at any time the Corporation shall declare a dividend or any other distribution upon the Common Stock payable otherwise than out of current earnings, retained earnings or earned surplus and otherwise than in shares of Common Stock or Convertible Securities, then, except to the extent that such dividend or distribution shall have been paid to the holders of Series C Stock pursuant to Section 2, the Corporation shall set aside an equal per share dividend (calculated, with respect to the Series C Stock, on an "as converted" basis in accordance with the conversion provisions set forth in this Section 5), which shall be payable to the holder of the subject Series C Stock upon conversion thereof into Common Stock. To the extent that any dividend or distribution required to be set aside under this Section 5(b)(iv) shall be in a form other than cash, then the Corporation shall have the right, in lieu of setting aside such non-cash property, to set aside a cash amount equal to the fair value of such non-cash property as determined by the Board of Directors of the Corporation in good faith. For the purposes of the foregoing, a dividend or distribution other than in cash shall be considered payable out of earnings, retained earnings or earned surplus only to the extent that such current earnings, retained earnings or earned surplus are charged an amount equal to the fair value of such dividend or distribution at the time of the declaration thereof, as determined by the Board of Directors of the Corporation in good faith. Such reductions shall take effect as of the date on which a record is taken for the purposes of such dividend or distribution, or, if a record is not taken, the date as of which the holders of record of Common Stock entitled to such dividend or distribution are to be determined.

               (v) Stock Splits and Reverse Splits. If at any time the Corporation shall subdivide its outstanding shares of Common Stock into a greater number of shares, the Automatic Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Conversion Shares receivable upon conversion of outstanding Series C Stock immediately prior to such subdivision shall be proportionately increased, and conversely, in case at any time the Corporation shall combine the outstanding shares of Common Stock into a smaller number




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

                      of shares, the Automatic Conversion Price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares receivable upon conversion of outstanding Series C Stock immediately prior to such combination shall be proportionately reduced.

               (vi) Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, etc. If at any time the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, sale of all or substantially all of the Corporation's assets or a recapitalization of the Common Stock) in which the previously outstanding shares of Common Stock shall be changed into or exchanged for different securities of the Corporation or changed into or exchanged for common stock or other securities of another corporation or other property (including cash) or any combination of any of the foregoing (each such transaction being hereinafter referred to as the "Transaction"; the Corporation (in the case of a recapitalization of the Stock) or such other corporation being hereinafter referred to as the "Acquiring Corporation," and the common stock of the Acquiring Corporation being hereinafter referred to as the "Acquirer's Stock"), then, as a condition to the consummation of the Transaction, lawful and adequate provisions shall be made so that, upon the basis and the terms and in the manner provided in this Section 5(b)(vi), each holder of Series C Stock, upon conversion of such Series C Stock at any time after the consummation of the Transaction, shall be entitled to receive, in lieu of the shares of Common Stock issuable upon such exercise prior to such consummation, at the election of such holder given by notice to the Corporation on or before the later of the day on which the holders of Common Stock approve the Transaction, or the thirtieth day following the date of delivery or mailing to such holder of the last proxy statement relating to the vote on the Transaction by the holders of Common Stock:

                      (A) the stock and other securities, cash and property to which such holder would have been entitled upon the consummation of the Transaction if such holder had converted such Series C Stock into that number of shares of Common Stock contemplated to be received by such holder upon the Automatic Conversion as set forth in this Section 5 (without requiring such conversion) immediately prior thereto (subject to adjustments from and after the date of the consummation of the Transaction (the "Consummation Date") as nearly equivalent as possible to the adjustments provided for in this
                             Section 5(b)); or

                      (B) only in the case of a Transaction other than a Transaction in which the previously outstanding shares of Common Stock shall be exchangeable for cash only, if the Acquiring Corporation meets the requirements set forth in this Section 5(b)(vi), the number of shares of the Acquirer's Stock or, if the Acquiring Corporation fails to




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                             meet, but a Parent (as defined in this Section
                             5(b)(vi)) does meet, such requirements, of such Parent's common stock (subject to adjustments from and after the Consummation Date as nearly equivalent as possible to the adjustments provided for in this Section 5(b)), determined by dividing
                             (x) the product obtained by multiplying (1) the number of shares of Common Stock to which the holder of such Series C Stock would have been entitled had such holder converted such Series C Stock into that number of shares of Common Stock contemplated to be received by such holder upon the Automatic Conversion as set forth in this Section 5 (without requiring such conversion) immediately prior to the consummation of the Transaction, times
                             (2) the greater of the Automatic Conversion Price or the Acquisition Price (as defined in this Section 5(b)(vi)) in effect on the date immediately prior to the consummation of the Transaction, by
                             (y) the Market Value of the Acquirer's Stock on the date immediately preceding the Consummation Date.

                             For the purposes of this Section 5(b)(vi) only, the
                      term "Market Value" shall mean, for any share of common stock on any date specified herein, the last sale price, regular way, on such date, or, if no sale takes place on such date, the average of the closing bid and asked prices on such date, in each case as officially reported on the New York Stock Exchange, or, if not so reported, on the principal national securities exchange on which such stock is listed or if not listed or admitted to trading, the average of the closing bid and asked prices of such stock in the over-the-counter market as reported by The Nasdaq Stock Market or a similar organization; and the term "Acquisition Price" shall mean the consideration per share to be paid for or received by the holders of the previously-outstanding shares of Common Stock in accordance with the terms of the Transaction, determined
                      (x) in the case where the holders of the previously outstanding Common Stock received solely shares of the Acquirer's Stock in the Transaction, by multiplying the Market Value of the Acquirer's Stock as of the date immediately preceding the Consummation Date by a fraction the numerator of which shall be the aggregate number of shares of the Acquirer's Stock to be received in the Transaction in exchange for all of the previously outstanding shares of Common Stock and the denominator of which shall be the aggregate number of such previously outstanding shares of Common Stock, and (y) in any other case, by dividing the aggregate fair market value (using Market Value for any shares of the Acquirer's Stock), as of the date immediately preceding the Consummation Date, of the aggregate consideration to be received by the holders of such previously outstanding shares of Common Stock by the number of shares of such previously outstanding Common Stock. The requirements referred to in clause (B) of this Section 5(b)(vi) with reference to the Acquiring Corporation or to a corporation (herein referred to as a "Parent") which directly or indirectly controls the Acquiring Corporation are as follows: (x) its common stock is listed on the New York Stock Exchange or a principal national securities exchange or bid and asked prices are reported with respect thereto by Nasdaq or a similar organization and such common stock continues to meet such requirements for listing thereon, (y) it is required to file, and in each of its three fiscal years immediately preceding the Consummation Date has filed, reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and (z) in the case of a Parent, such Parent is required to include the Acquiring Corporation in the consolidated financial statements contained in the Parent's Annual Report on Form 10-K and is not itself included in the consolidated financial statements of any other person (other than its consolidated subsidiaries). Notwithstanding anything contained herein to the contrary, the Corporation shall not effect any Transaction unless prior to or simultaneously with the consummation of such Transaction the survivor or successor corporation (if other than the Corporation) resulting from such Transaction shall (AA) assume by written instrument executed and delivered to each holder of Series C Stock the obligation to deliver to such holder of Series C Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive, and containing the express assumption of such successor corporation of the due and punctual performance and observance of every provision of the Series C Stock to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder, and (BB) deliver to the holders of Series C Stock an opinion, in form, substance and from counsel reasonably satisfactory to the holders of Series C Stock, to the effect that such written instrument has been duly authorized, executed and delivered by such successor corporation and constitutes a legal, valid and binding instrument enforceable (subject to applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally) against such successor corporation in accordance with its terms, and to such further effects as the holders of Series C Stock may reasonably request.

               (vii) Exceptions to Adjustment of Automatic Conversion Price. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Automatic Conversion Price in the case of (A) the issuance of Series C Stock or the issuance of shares of Common Stock or other securities upon conversion of the Series C Stock or any adjustment of the conversion price with respect thereto, and (B) the issuance of shares of Common Stock pursuant to (x) any warrants or options outstanding on the date of first issuance of Series C Stock or (y) stock options granted under and in accordance with the Corporation's board-approved stock option plans.

               (viii) Treasury Shares. The number of shares of Common Stock outstanding at any time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purposes of this Section 5(b).

               (ix) Certificate of Adjustment. Upon each adjustment of the Automatic Conversion Price and upon each change in the number of Conversion Shares issuable upon the conversion of the Series C Stock, and in the event of any change in the rights of the holders of the Series C Stock by reason of other events herein set forth, then and in each such case, the Corporation will promptly prepare a certificate of adjustment stating the adjusted Automatic Conversion Price and the new number of Conversion Shares so issuable, or specifying the other shares of stock, securities or assets and the amount thereof receivable as a result of such change in rights, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Corporation will promptly mail a copy of such certificate of adjustment to each registered holder of Series C Stock.

               (x) Other Notices. In case at any time (A) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock, (B) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, (C) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all of its assets, or there shall be a voluntary or involuntary dissolution, liquidation or winding up on the Corporation, then, in any one or more of said cases, the Corporation shall give, by delivery in person or by mail or telecopier, addressed to each holder of Series C Stock at the address of such holder as shown on the books of the Corporation, (x) at least twenty (20) days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, and
                      (y) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least twenty
                      (20) days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (x) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

               (xi) Corporation to Prevent Dilution. If at any time or from time to time conditions arise by reason of action taken by the Corporation which, in the good faith opinion of its Board of Directors, are not adequately covered by the provisions of this Section 5(b), and which might materially and adversely affect the conversion rights of the registered holders of Series C Stock, the Board of Directors of the Corporation shall appoint a firm of independent certified public accountants of recognized national standing, which may be the firm regularly retained by the Corporation, which shall give its opinion upon the adjustment, if any, on a basis consistent with the standards established in the other provisions of this
                      Section 5(b), necessary with respect to the Automatic Conversion Price, so as to preserve, without dilution, the conversion rights of the registered holders of the Series C Stock. Upon receipt of such opinion, the Board of Directors of the Corporation shall forthwith make the adjustments described therein.

               (xii) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series C Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series C Stock in any manner which interferes with the timely conversion of such Series C Stock, except as may otherwise be required to comply with applicable securities laws.

               (xiii) Exercise Procedure. Any Automatic Conversion shall be deemed to have occurred without any requirement of notice from any holder or the surrender of any certificates for shares converted (which shares and certificates shall, upon such Automatic Conversion, be deemed to represent solely the right to receive the shares of Common Stock to which the holder is entitled by reason of the Automatic Conversion). Promptly after the occurrence of the event giving rise to Automatic Conversion and the surrender of the certificate or certificates for the share or shares of Series C Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series C Stock. To the extent permitted by law, any Automatic Conversion shall be deemed to have been effected and the number of shares of Common Stock issuable upon such Automatic Conversion shall be determined as the close of business (Eastern time) on the Automatic Conversion Date (provided that the Corporation shall not be required to issue the certificate or certificates for the shares of the Common Stock issuable upon such Automatic Conversion unless and until the holder thereof shall have surrendered the certificate or certificates for the shares converted).

               (xiv) Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Series C Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in shares of Series C Stock (in lieu of cash) (valued for this purpose at the Liquidation Preference) an amount equal to all dividends declared and unpaid on the shares of Series C Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in Section 5(b)(xiii); provided that no payment or adjustment shall be made on account of any accrued dividends that have not been declared. In case the number of shares represented by the certificate or certificates surrendered pursuant to this Section 5(b)(xiv) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 5(b)(xiv), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series C Stock for conversion an amount in cash equal to such fraction multiplied by the then applicable Automatic Conversion Price.

               (xv) Reservation of Shares. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Series C Stock, the Corporation will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Corporation will obtain any authorization, consent, approval or other action by or make any filing with any court or governmental, quasi-governmental or administrative body that may be required under applicable law, including without limitation state securities laws, in connection with the issuance of the shares of Common Stock upon conversion of the Series C Stock.

               (xvi) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of Conversion Shares upon conversion of any shares of the Series C Stock; provided, however, that the Corporation shall not be required to pay any federal or state income taxes or other taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such conversion shares received upon conversion in a name other than that of the holder of the shares of the Series C Stock in respect of which such shares are being issued.

        (c) No Impairment. The Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the performance of all the provisions of this Section 5 and in the taking of all such action needed to protect the Conversion Rights of the holders of the Series C Stock against impairment.

6. No Redemption. The Corporation shall not be entitled to redeem or retire all or any part of the Series C Stock without the consent or affirmative vote of the holder of record of each share to be redeemed or retired.

7. Required Approval by Holders of Series C Stock. At any time when there are outstanding any shares of Series C Stock, except where the vote or written consent of the holders of a greater number of shares is required by law or by the Articles of Incorporation, and in addition to any other vote required by law or the Articles of Incorporation, without the approval of the holders of two-thirds of the then outstanding shares of Series C Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation will not:

        (a)    amend or modify this Certificate of Rights and Preferences;

        (b) authorize or issue, or increase the authorized amount of, any class or series of capital stock of the Corporation ranking on a parity or superior to the Series C Stock as to dividends or upon liquidation, dissolution or winding up;

        (c) repeal, amend, restate or otherwise modify any provision of the Corporation's Articles of Incorporation, excluding, however, the creation, authorization, issuance and/or increase of any class or series of capital stock of the Corporation that ranks junior to the Series C Stock as to dividends and upon liquidation, dissolution or winding up;

        (d) consent to (i) the acquisition of the Corporation by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) in which a majority of the outstanding capital stock of the Corporation or surviving entity is held by persons who were not stockholders of the Corporation prior to such transaction(s), or (ii) the sale of all or substantially all of the assets of the Corporation;

        (e) consent to the liquidation, dissolution or winding up of the Corporation;

        (f) purchase or set aside any sums for the purchase of any shares of stock; or

        (g) change the authorized number of directors of the Corporation from five (5);

        (h)    agree to do any of the foregoing.

8. Transferability. Subject to applicable securities laws, any restrictive legends on certificates evidencing the shares of Series C Stock and any other agreements governing or restricting transfer of the Series C Stock, the holders of the Series C Stock shall have the right to freely sell, assign, transfer, give away or dispose of their respective shares of the Series C Stock, whether in whole or in part, to any person without restriction.

9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by verifiable facsimile, or three business days after being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the Corporation at its offices or to the holder of record at its address appearing on the books of the Corporation, as applicable.

10. No Preemptive Rights. No holder of Series C Stock shall be entitled as a matter of right to subscribe for, purchase, or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class or bond or debentures, or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable, subject to the terms hereof.

11. Amendment; Waivers. Any provision of this Designation of Rights and Preferences may be amended or waived (i) by the holders of two-thirds of the then-outstanding shares of Series C Stock at a meeting at which such amendment or waiver is presented and which is attended by a majority of the shares of the then-outstanding Series C Stock, in person or by proxy; or (ii) by the written consent of the holders of two-thirds of all then-outstanding shares of Series C Stock.


                                         /s/ Jonathan Michaels
                                        ---------------------------------------
                                        Jonathan Michaels
                                        Secretary
                                        Pacific Aerospace & Electronics, Inc.




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